AXA EQUITABLE HOLDINGS, INC.
2019 LONG-TERM INCENTIVE COMPENSATION PROGRAM
STOCK OPTION AGREEMENT
EXECUTIVE OFFICERS
This Employee Stock Option Agreement (the “Agreement”), by and between AXA Equitable Holdings, Inc., a Delaware corporation (the “Company”), and the employee who has signed this Agreement electronically (the “Employee”), is being entered into pursuant to the AXA Equitable Holdings, Inc. 2018 Omnibus Incentive Plan (the “Plan”). Capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Plan.
Section 1. Grant of Options.
The Company hereby evidences and confirms, its grant to the Employee, effective as of February 14, 2019 (the “Grant Date”), of the number of Options to purchase Shares as set forth in the Employee’s StockPlan Connect online account administered by Morgan Stanley at the Option Price of $18.74. The Options are intended to be Non-Qualified Stock Options and not incentive stock options under the Code. This Agreement is entered into pursuant to, and the Options granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated herein by reference. If there is any inconsistency between any express provision of this Agreement and any express term of the Plan, the express term of the Plan shall govern.
Section 2. Vesting and Exercisability.

(a)
Vesting. Except as otherwise provided in this Section 2, the Options shall vest ratably in equal annual installments over a three-year period, on each of the first three anniversaries of the Grant Date (each, a “Vesting Date”), subject to the continued employment of the Employee by the Company or any Affiliate through such date. Vested Options may be exercised at any time and from time to time prior to February 14, 2029 and the provisions of Section 2 of this Agreement. Options may only be exercised with respect to whole Shares and must be exercised in accordance with Section 3 of this Agreement.

(b)
Effect of Termination of Employment. In the event of a termination of employment, the treatment of any outstanding Options shall be governed by Article X of the Plan. For purposes of determining whether a termination is a “Qualifying Termination,” the Employee’s period of service shall not include any severance period or period during which the Employee is on a terminal leave of absence under The AXA Equitable Severance Benefit Plan or any similar benefit plan of the Company or one of its Subsidiaries.

(c)	Effect of a Change in Control. In the event of a Change in Control, the treatment of any outstanding Options shall be governed by Article XI of the Plan.

(d)
Discretionary Acceleration. Notwithstanding anything contained in this Agreement to the contrary, the Administrator, in its sole discretion, may accelerate the vesting with respect to any Options under this Agreement, at such times and upon such terms and conditions as the Administrator shall determine.

Section 3. Manner of Exercise.
The exercise of vested Options by the Employee shall be pursuant to procedures contained in the Plan and shall include the Employee specifying in writing the proposed date on which the Employee desires to exercise a vested Option (the “Exercise Date”), the number of whole shares with respect to which the Options are being exercised (the “Exercise Shares”) and the aggregate Option Price for such Exercise Shares (the “Exercise Price”), or such other or different procedures and/or requirements as may be specified by the Administrator. Unless otherwise determined by the Administrator, (i) on or before the Exercise Date the Employee shall deliver to the Company full payment for the Exercise Shares in cash, or cash equivalents satisfactory to the Company, in an amount equal to the Exercise Price plus any required withholding taxes or other similar taxes, charges or fees, or, so long as there is a public market for the Shares at such time, pursuant to a broker-assisted exercise program established by the Company, the Employee may exercise vested Options by an exercise and sell procedure (cashless exercise) in which the Exercise Price (together with any required withholding taxes or other similar taxes, charges or fees) is deducted from the proceeds of the exercise of an Option and paid promptly to the Company and (ii) the Company shall register the issuance of the Exercise Shares on its records (or direct such issuance to be registered by the Company’s transfer agent). The Administrator may require the Employee to furnish or execute such other documents as the Administrator shall reasonably deem necessary (i) to evidence such exercise or (ii) to comply with or satisfy the requirements of the Securities Act, applicable state or non-U.S. securities laws or any other law.

Section 4. Restriction on Transfer; Non-Transferability of Options.
The Options are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Employee upon the Employee’s death. Any purported transfer in violation of this Section 4 shall be void ab initio.
Section 5. Restrictive Covenants and Post-Termination Obligations.
In consideration of the receipt of the Options granted pursuant to this Agreement, the Employee agrees to be bound by the covenants set forth in Exhibit A to this Agreement, which are incorporated by reference and made part of this Agreement; provided that the Company’s remedies for the Employee’s breach of any covenant shall be limited to those described in Section 10.1 of the Plan.
Section 6. Miscellaneous.

(a)
Withholding. The Company or one of its Affiliates shall require the Employee to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other similar charges or fees that may arise in connection with the grant, vesting or exercise of the Options.

(b)
Forfeiture of Awards. The Options granted hereunder (and gains earned or accrued in connection therewith) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time and communicated to the Employee or as required by applicable law, and are otherwise subject to forfeiture or disgorgement of profits as provided by the Plan.

(c)
Consent to Electronic Delivery. By entering into this Agreement and accepting the Options evidenced hereby, the Employee hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Employee pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Options via Company website or other electronic delivery.

(d)	Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Employee and the Company.

(e)
Applicable Law. This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction.

(f)
Acceptance of Options and Agreement. The Employee has indicated his or her consent and acknowledgment of the terms of this Agreement pursuant to the instructions provided to the Employee by or on behalf of the Company. The Employee acknowledges receipt of the Plan, represents to the Company that he or she has read and understood this Agreement and the Plan, and, as an express condition to the grant of the Options under this Agreement, agrees to be bound by the terms of both this Agreement and the Plan. The Employee and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a clickthrough button or checkbox on a website of the Company or a third-party administrator) to indicate the Employee’s confirmation, consent, signature, agreement and delivery of this Agreement and the Options is legally valid and has the same legal force and effect as if the Employee and the Company signed and executed this Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Agreement.

(g)
Good Reason. In the event that the Employee is eligible for benefits under the AXA Equitable Supplemental Severance Plan for Executives (the “Severance Plan”) as of the date of his or her termination of employment, the term “Good Reason” shall have the meaning set forth in the Severance Plan as in effect on the date of termination.

Exhibit A
Stock Option Agreement
RESTRICTIVE COVENANTS AND POST-TERMINATION OBLIGATIONS
Section 1. Acknowledgments.
The Employee acknowledges and agrees that during the Employee’s employment with the Company and its Affiliates, the Employee has and will have access to trade secrets and other information that is confidential and/or proprietary about the totality, strategies and business dealings of the Company and its Subsidiaries. The Employee acknowledges and agrees that such information is highly valuable to the Company and provides the Company with a unique and competitive advantage. The Employee further acknowledges and agrees that the covenants contained herein are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of the covenants set forth herein would result in significant and irreparable harm to the Company.
Section 2. Protection of Confidential Information.
The Employee will not, without permission of the Company, disclose any confidential and/or proprietary information or trade secrets of the Company or its Subsidiaries to anyone outside the Company, unless required by subpoena. Confidential and/or proprietary information and trade secrets include, but are not limited to, customer lists, any confidential information about (or provided by) any customer or prospective or former customer of the Company or one of its Subsidiaries, product development information, marketing and sales plans, premium or other pricing information, operating policies and manuals, and, or other confidential information related to the Company or its Subsidiaries. Notwithstanding the foregoing, the Employee may disclose confidential information as (x) authorized by applicable law (including, but not limited to, any disclosure of information that satisfies the procedures in SEC Regulation § 240.21F-17) or (y) required pursuant to an order or requirement of a court, administrative agency, regulatory (including any self-regulatory) agency or authority or other government body.
Section 3. Noncompetition.
The Employee will not, for 12 months following termination of employment, directly or indirectly provide services in any capacity for any entity that conducts business competitive to that of the Company or one of its Subsidiaries.
Section 4. Non-solicitation of Employees and Agents.
The Employee will not, for 12 months following termination of employment, directly or indirectly, individually or on behalf of any other person or business entity of any type, hire or attempt to hire any employee, agent or agency, broker, broker-dealer, financial professional, registered principal or representative who is, or during the 6 months preceding the Employee’s termination of employment was, employed or associated with the Company or one of its Subsidiaries.
Section 5. Non-solicitation of Customers.
The Employee will not, for 12 months following termination of employment, directly or indirectly, either for the Employee’s own benefit or for the benefit of another, attempt to solicit any person or entity that is, or during the 6 months preceding the Employee’s termination of employment was, a customer of the Company or one of its Subsidiaries.
Section 6. Non-disparagement.
The Employee shall not (including following any termination of employment with the Company and its Subsidiaries), whether in writing or orally, disparage the Company, its Subsidiaries, any of their respective Affiliates or their respective predecessors and successors, or any of the current or former directors, officers, executives, shareholders, partners, members, or, as a group, other employees of any of the foregoing, with respect to any of their respective past or present activities or otherwise publish (whether in writing or orally) statements that reflects adversely on or encourages any adverse action against the aforementioned parties unless (x) testifying truthfully under oath pursuant to pursuant to a lawful court order or subpoena, (y) authorized by applicable law (including, but not limited to, any disclosure of information that satisfies the procedures in SEC Regulation § 240.21F-17) or (z) required pursuant to an order or requirement of a court, administrative agency regulatory (including any self-regulatory) agency or authority or other government body.
Section 7. Agreement to Cooperate.
Following the termination of employment and without additional compensation, the Employee will reasonably assist and cooperate with the Company and its Subsidiaries in connection with the defense or prosecution of the any claim that may be made against or by the Company or one of its Subsidiaries, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or one of its Subsidiaries including preparing for and testifying in any proceeding to the extent that such claims investigations or proceedings relate to services performed or required to be performed by the Employee during employment, pertinent knowledge possessed by the Employee or any act or omission by the Employee. Employee will perform all acts and execute and deliver all documents that may be reasonably necessary to carry out the provisions of this section. Upon submission of appropriate written documentation, the Company agrees to reimburse the Employee for reasonable pre-approved out-of-pocket expenses incurred in connection with such assistance. The Company agrees it will make all reasonable efforts to minimize disruption to the Employee’s other commitments.